ARTICLES OF INCORPORATION
OF
LIFE PARTNERS (TEXAS), INC.

ARTICLE I

The name of the Corporation is LIFE PARTNERS (TEXAS), INC.

ARTICLE II

The Corporation shall have perpetual existence.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Texas Business Corporation Act, as amended ("TBCA"), of the State of Texas.

ARTICLE IV

The Corporation will not commence business until it has received, for the issuance of shares, consideration of $1,000.00.

ARTICLE V

1. The maximum number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 10,000,000. Such shares shall be common stock, par value $.001 per share ("Common Stock"). All or any part of the Common Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

2. Except as otherwise required by law, each holder of Common Stock shall be entitled to one vote for each share of such Common Stock standing in his name on the books of the Corporation. Holders of the Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Common Stock are entitled to receive pro rata the remaining assets of the Corporation.

3. A majority vote of the outstanding shares shall be sufficient to approve any matter that requires the vote or concurrence of shareholders.

ARTICLE VI

No shareholder of the Corporation shall, by reason of his holding shares of any class of stock or series of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of capital stock of the Corporation, now or hereafter authorized, any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase, shares of any class of stock or series of any class of stock of the Corporation, now or hereafter authorized, or any warrants, rights or options to

purchase, subscribe to or otherwise acquire any such new or additional shares of any class of stock or series of any class of stock of the Corporation, now or hereafter authorized, whether or not the issuance of such shares, such notes, debentures, bonds or other securities, or such warrants, rights or options would adversely affect the dividend, voting or any other rights of such shareholder.

ARTICLE VII

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VIII

The holders of any bonds, debentures or other obligations outstanding or hereafter issued by the Corporation shall have no power to vote in respect to corporate affairs and management of the Corporation by reason thereof, nor shall such holders by reason thereof have any right of inspection of the books, accounts and other records of the Corporation and any other rights which the shareholders of the Corporation have by reason of the TBCA of the State of Texas as the same exists or may hereafter be amended.

ARTICLE IX

1. The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.
2. The number of directors of the Corporation shall be no fewer than one nor more than nine. The exact number of directors shall be fixed from time to time by this Article or by a controlling bylaw, or by the Board of Directors.
3. The names and addresses of the persons who are serving as directors until the next annual meeting of the shareholders, or until their successors shall have been elected and qualify, are:

Brian D. Pardo	204 Woodhew Waco, Texas 76712
R. Scott Peden	204 Woodhew Waco, Texas 76712
Dwight L.Pierce	204 Woodhew Waco, Texas 76712
Tad Ballantyne	204 Woodhew Waco, Texas 76712
Jacquelyn Davis	204 Woodhew Waco, Texas 76712

4. A director of the Company shall not be personally liable to the Company or the shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to the Company or shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation

of law, (c) under Section 2.41 of the TBCA, or (d) for any transaction from which the director derived an improper personal benefit.

If the TBCA is amended after the date of filing of these Articles of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Company shall be limited or eliminated to the fullest extent permitted by the TBCA, as so amended, or a similar successor provision. Any repeal or modification of this Article by the shareholders of the Company or otherwise shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE X

Any person who at any time shall serve or shall have served, as a director, officer, employee, or agent of the Company, or of any other enterprise at the request of the Company, and the heirs, executors, and administrators of such person, shall be indemnified by the Company against all costs and expenses (including but not limited to counsel fees, amounts or judgments paid, and amounts paid in settlement) reasonably incurred in connection with the defense of any claim, action, suit, or proceeding, whether civil, criminal, administrative, or other, in which he may be involved by virtue of such person being or having been such director, officer, employee, or agent, provided, however, that such indemnity shall not be operative with respect to (a) any matter as to which such person shall have been finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer, employee, or agent, or (b) any matter settled or compromised, unless in the opinion of independent counsel selected by or in a manner determined by the Board of Directors, there is not reasonable ground for such person being adjudged liable for negligence or misconduct in the performance of his duties as such director, officer, employee, or agent, or (c) any amount paid or payable to the Company or such other enterprise. The foregoing indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders, or otherwise.

ARTICLE XI

No contract or other transaction between the Corporation and any other corporation shall be affected by the fact that one or more of the directors or officers of this Corporation is interested in or is a director or officer of such other corporation and any director or officer individually may be a party to or may be interested in any contract or transaction of this Corporation. No contract or transaction of this Corporation with any person or persons, firm or association shall be affected by the fact that any director or officer of this Corporation is a party or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or other transaction of any such director or officer shall be fully disclosed and that such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of Directors of the Corporation not so interested. In the absence of fraud, no director or officer having such adverse interest shall be liable to the Corporation or to any shareholder or creditor thereof, or to any other person for any loss incurred by it under or by reason of such contract or transaction, nor shall any such director or officer be accountable for any gains or profits realized thereon. In any case described in this Article any such director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such contract or transaction.

ARTICLE XII

The address of the registered office of the Corporation is 204 Woodhew, Waco, Texas 76710. The name of the registered agent of the Corporation at such address is R. Scott Peden.

ARTICLE XIII

Special meetings of the shareholders may be called by the President, the Board of Directors, or the holders of not less than 50% of shares entitled to vote at the proposed special meeting.

ARTICLE XIV

Any action required by the TBCA to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares bearing not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the actions were present and voted.

Dated as of the 12th day of August, 2002.

LIFE PARTNERS (TEXAS), INC.

By: ______________________

R. Scott Peden
204 Woodhew Dr.
Waco, TX 76712
Incorporator